Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Hilltop Holdings Inc. (“Hilltop”) and SWS Group, Inc. (“SWS”) after giving effect to the merger of SWS with and into Hilltop Securities Holdings LLC, a wholly owned subsidiary of Hilltop (the “Merger”), and the payment of merger consideration in connection therewith, and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 is presented as if the Merger had occurred on December 31, 2014. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 is presented as if the Merger had occurred on January 1, 2014. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the statement of income only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. Hilltop is the acquirer for accounting purposes. Because of (i) the short time period since the acquisition date and (ii) the work of third party specialists engaged to assist in valuing certain assets and liabilities, along with management’s review and approval, not being complete, Hilltop used significant estimates and assumptions to value certain identifiable assets acquired and liabilities assumed in the Merger. The acquisition date valuations related to loans, premises and equipment, intangible assets, assumed liabilities and taxes are considered preliminary and could differ significantly when finalized. Accordingly, the unaudited pro forma adjustments related to SWS, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Additionally, due to appraisal rights proceedings filed in connection with the Merger, the merger consideration is subject to change, and therefore, preliminary at this time.

A final determination of the merger consideration and fair values of SWS’s assets and liabilities will be based on the actual merger consideration together with tangible and intangible assets and liabilities of SWS. Consequently, amounts preliminarily allocated to bargain purchase gain and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of SWS as a result of the Merger, Hilltop could incur nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities. Hilltop is not able to determine the timing, nature, and amount of these charges as of the date of this Current Report on Form 8-K/A (Amendment No. 1) (“Amended 8-K”). These charges, however, could affect the results of operations of Hilltop and SWS, as well as those of the combined company as a result of the Merger, in the period in which they are recorded. Therefore, the unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the Merger, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any disposition of assets that may result from such integration. Transaction-related expenses estimated at $4.9 million incurred by Hilltop during 2015 are not included in the unaudited pro forma condensed combined statement of income.

Pursuant to that certain Funding Agreement, dated as of March 20, 2011, SWS entered into a $50.0 million unsecured loan with Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively “Oak Hill”) and issued a warrant to purchase up to 8,695,652 shares of SWS common stock. On September 26, 2014, Oak Hill partially exercised its warrant to purchase 6,521,739 shares of SWS common stock. The unaudited pro forma condensed combined financial statements include the effects of Oak Hill exercising its warrant to purchase the remaining 2,173,913 shares of SWS common stock prior to the closing of the Merger, the effect of which is provided for in a Letter Agreement dated March 31, 2014 between Oak Hill and SWS. The Credit Agreement governing the unsecured loan provides that upon prepayment of the unsecured loan, Oak Hill is entitled to a make-whole interest payment equal to the present value of all required interest payments due on the amount of the outstanding loan from the date the loan is repaid through its maturity date. Therefore, the unaudited pro forma condensed combined balance sheet includes the effects of the make-whole interest payment by SWS of $1.6 million to Oak Hill immediately prior to the closing of the Merger. This make-whole interest payment has been excluded from the unaudited pro forma condensed combined statement of income, as it represents a nonrecurring item that does not have a continuing impact on results of operations.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•                  the accompanying notes to the unaudited pro forma condensed combined financial statements;

•                  Hilltop’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included in Hilltop’s Annual Report on Form 10-K for the year ended December 31, 2014;

•                  SWS’s separate audited historical consolidated financial statements and accompanying notes as of June 30, 2014 and 2013 and for each of the three years in the period ended June 30, 2014, filed as Exhibit 99.1 to this Amended 8-K; and

•                  SWS’s separate unaudited historical consolidated financial statements and accompanying notes as of September 30, 2014 and for the three months ended September 30, 2014 and 2013, filed as Exhibit 99.2 to this Amended 8-K.

HILLTOP HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF DECEMBER 31, 2014

(in thousands)

	Historical		Pro Forma	Pro Forma
	Hilltop	SWS	Adjustments	Combined	Notes
Assets:
Cash and due from banks	$782,473	$118,538	$(83,086)	$817,925	A
Federal funds sold and securities purchased under agreements to resell	30,602	44,741	—	75,343
Assets segregated for regulatory purposes	—	181,610	—	181,610
Securities:
Trading	65,717	266,068	—	331,785
Available for sale	925,535	430,586	—	1,356,121
Held to maturity	118,209	10,579	243	129,031	B
Total securities	1,109,461	707,233	243	1,816,937
Loans held for sale	1,309,693	—	—	1,309,693
Non-covered loans, net of unearned income and allowance for non-covered loan losses	3,883,435	889,635	(34,857)	4,738,213	C
Covered loans, net	638,029	—	—	638,029
Broker-dealer and clearing organization receivables	167,884	1,261,022	—	1,428,906
Insurance premiums receivable	25,066	—	—	25,066
Deferred policy acquisition costs	20,416	—	—	20,416
Premises and equipment, net	206,991	14,170	(3,000)	218,161	D
FDIC indemnification asset	130,437	—	—	130,437
Covered other real estate owned	136,945	—	—	136,945
Mortgage servicing rights	36,155	—	—	36,155
Other assets	453,238	54,388	(30,078)	477,548	E
Goodwill	251,808	7,552	(7,552)	251,808	F
Other intangible assets, net	59,783	—	14,000	73,783	G
Total assets	$9,242,416	$3,278,889	$(144,330)	$12,376,975

Liabilities:
Deposits	$6,369,892	$1,287,394	$—	$7,657,286
Broker-dealer and clearing organization payables	179,042	1,113,075	—	1,292,117
Reserve for losses and loss adjustment expenses	29,716	—	—	29,716
Unearned insurance premiums	88,176	—	—	88,176
Short-term borrowings	387,696	164,240	—	551,936
Advances from Federal Home Loan Bank	375,000	73,418	3,225	451,643	H
Notes payable	56,684	11,297	(11,297)	56,684	I
Junior subordinated debentures	67,012	—	—	67,012
Stock purchase warrant	—	2,543	(2,543)	—	J
Other liabilities	227,959	216,301	110	444,370	K
Total liabilities	7,781,177	2,868,268	(10,505)	10,638,940
Stockholders’ Equity:
Preferred stock	114,068	—	—	114,068
Common stock	902	4,852	(4,751)	1,003	L
Additional paid-in capital	1,390,788	429,300	(228,913)	1,591,175	M
Accumulated other comprehensive income (loss)	651	(5,295)	5,295	651	N
Retained earnings (accumulated deficit)	(45,957)	(16,958)	93,266	30,351	O
Deferred compensation, net	—	3,297	(3,297)	—	P
Treasury stock	—	(4,575)	4,575	—	Q
Total stockholders’ equity before noncontrolling interest	1,460,452	410,621	(133,825)	1,737,248
Noncontrolling interest	787	—	—	787
Total stockholders’ equity	1,461,239	410,621	(133,825)	1,738,035
Total liabilities and stockholders’ equity	$9,242,416	$3,278,889	$(144,330)	$12,376,975

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HILLTOP HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except per share data)

	Historical		Pro Forma	Pro Forma
	Hilltop	SWS	Adjustments	Combined	Notes
Interest income:
Loans, including fees	$341,458	$26,954	$8,365	$376,777	R
Investment and other interest income	47,311	62,194	(4,959)	104,546	S
Total interest income	388,769	89,148	3,406	481,323

Interest expense:
Deposits	15,742	431	—	16,173
Short-term borrowings	2,205	—	—	2,205
Notes payable	2,532	12,856	(12,856)	2,532	T
Junior subordinated debentures	2,360	—	—	2,360
Other	4,789	32,370	—	37,159
Total interest expense	27,628	45,657	(12,856)	60,429

Net interest income	361,141	43,491	16,262	420,894
Provision for (recapture of) loan losses	16,933	(2,240)	—	14,693
Net interest income after provision for (recapture of) loan losses	344,208	45,731	16,262	406,201

Noninterest income:
Net gains from sale of loans and other mortgage production income	390,361	—	—	390,361
Mortgage loan origination fees	63,011	—	—	63,011
Net insurance premiums earned	164,524	—	—	164,524
Investment and securities advisory fees and commissions	101,874	166,244	—	268,118
Other	79,541	46,131	(5,985)	119,687	U
Total noninterest income	799,311	212,375	(5,985)	1,005,701

Noninterest expense:
Employees’ compensation and benefits	490,706	186,188	—	676,894
Loss and loss adjustment expenses	94,429	—	—	94,429
Policy acquisition and other underwriting expenses	46,942	—	—	46,942
Occupancy & equipment	101,697	31,564	(600)	132,661	V
Other	231,579	54,511	(12,811)	273,279	W
Total noninterest expense	965,353	272,263	(13,411)	1,224,205

Income (loss) before income taxes	178,166	(14,157)	23,688	187,697
Income tax expense	65,608	1,424	10,386	77,418	X
Net income (loss)	112,558	(15,581)	13,302	110,279
Less: Net income attributable to noncontrolling interest	908	—	—	908
Less: Dividends on preferred stock	5,703	—	—	5,703
Income (loss) applicable to common stockholders	$105,947	$(15,581)	$13,302	$103,668

Earnings (loss) per common share:
Basic	$1.18	$(0.42)		$1.03
Diluted	$1.17	$(0.42)		$1.03

Weighted average share information:
Basic	89,710	36,985	(26,935)	99,760
Diluted	90,573	36,985	(26,935)	100,623

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HILLTOP HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2014 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 are based on the historical financial statements of Hilltop Holdings Inc. (“Hilltop”) and SWS Group, Inc. (“SWS”) after giving effect to the completion of the merger of SWS into Hilltop Securities Holdings LLC (“Hilltop Securities”), formerly Peruna LLC, a wholly owned subsidiary of Hilltop (the “Merger”), and the assumptions and adjustments described in the accompanying notes. Hilltop and SWS have different fiscal year-ends. Therefore, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2014 combines the audited results of Hilltop for the year ended December 31, 2014 with the unaudited results of SWS for the six months ended June 30, 2014 and the six months ended December 31, 2014. The unaudited pro forma condensed combined financial statements do not reflect cost savings or operating synergies expected to result from the Merger, the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.

The Merger will be accounted for under the acquisition method of accounting. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the merger consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

All of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The bargain purchase gain represents the excess of the preliminary estimated fair value of the underlying net tangible assets and intangible assets over the preliminary merger consideration. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the Merger, Hilltop and SWS will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2. Preliminary Estimated Merger Consideration

On January 1, 2015, Hilltop completed its acquisition of SWS. The acquisition of SWS was effected in accordance with the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”) by and among Hilltop, SWS and Hilltop Securities. Pursuant to the Merger Agreement, SWS merged with and into Hilltop Securities, with Hilltop Securities surviving the Merger as a wholly owned subsidiary of Hilltop. SWS’s broker-dealer subsidiaries, Southwest Securities, Inc. and SWS Financial Services, Inc., became subsidiaries of Hilltop Securities. Immediately following the Merger, SWS’s banking subsidiary, Southwest Securities, FSB, was merged into PlainsCapital Bank, an indirect wholly owned subsidiary of Hilltop. At the effective time of the Merger, each outstanding share of SWS common stock, other than shares held by Hilltop or in treasury by SWS or by stockholders who properly demanded appraisal rights under Delaware law, was converted into the right to receive 0.2496 shares of Hilltop common stock and $1.94 in cash (collectively, the “Merger Consideration”), subject to the terms and conditions of the Merger Agreement.

Based on SWS’s shares of common stock, equity awards and stock purchase warrant outstanding as of December 31, 2014, the preliminary estimated merger consideration is as follows (in thousands).

Preliminary Estimated Merger Consideration

Number of shares of SWS common stock outstanding upon closing of merger	50,449
Less shares held by Hilltop upon closing of merger	(10,171)
Number of shares of SWS common stock to be acquired upon closing of merger	40,278
Multiplied by per share exchange ratio	0.2496	x
Number of shares of Hilltop common stock - as exchanged	10,050
Multiplied by Hilltop common stock price on December 31, 2014	$19.95
Estimated fair value of Hilltop common stock issued			$200,488
Estimated cash distribution to SWS common stockholders (1)			78,216
Fair value of Hilltop existing investment in SWS			70,282
Total Preliminary Estimated Merger Consideration			$348,986

(1)         The estimated cash distribution to SWS common stockholders equals the cash portion of the Merger Consideration of $1.94, multiplied by 40,278,000 shares of SWS common stock exchanged upon closing of the merger.

3. Preliminary Estimated Merger Consideration Allocation

Under the acquisition method of accounting, the total preliminary estimated merger consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of SWS based on their estimated fair values as of the closing of the Merger. If the fair value of net assets purchased exceeds the merger consideration given, a “bargain purchase gain” is recognized. If the merger consideration given exceeds the fair value of the net assets received, goodwill is recognized.

Because of (i) the short time period since the acquisition date and (ii) the work of third party specialists engaged to assist in valuing certain assets and liabilities, along with management’s review and approval, not being complete, Hilltop used significant estimates and assumptions to value certain identifiable assets acquired and liabilities assumed. The acquisition date valuations related to loans, premises and equipment, intangible assets, assumed liabilities and taxes are considered preliminary and could differ significantly when finalized. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the merger consideration allocation and unaudited pro forma adjustments will remain preliminary until Hilltop management determines the final merger consideration and the fair values of assets acquired and liabilities assumed. The final determination of the merger consideration allocation is anticipated to be completed as soon as practicable. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The total preliminary estimated merger consideration as shown in the table above is allocated to SWS’s tangible and intangible assets and liabilities as of December 31, 2014 based on their preliminary estimated fair values as follows (in thousands).

Preliminary Estimated Merger Consideration Allocation

Cash and due from banks	$118,538
Federal funds sold and securities purchased under agreements to resell	44,741
Assets segregated for regulatory purposes	181,610
Securities	707,476
Non-covered loans, net	854,778
Broker-dealer and clearing organization receivables	1,261,022
Premises and equipment, net	11,170
Other assets	93,740
Deposits	(1,287,394)
Broker-dealer and clearing organization payables	(1,113,075)
Short-term borrowings	(164,240)
Advances from Federal Home Loan Bank	(76,643)
Other liabilities	(216,411)
Intangible assets	14,000
Bargain purchase gain	(80,326)
Preliminary Estimated Merger Consideration	$348,986
Less Hilltop existing investment in SWS	(70,282)
Preliminary Estimated Merger Consideration, excluding Hilltop existing investment in SWS	$278,704

Approximately $14.0 million has been preliminarily allocated to amortizable intangible assets acquired in the Merger. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of Accounting Standards Codification (“ASC”) 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is as follows (dollars in thousands).

		Estimated
		Useful Life	Amortization
		(Years)	Method
Customer contracts and relationships	$12,000	10	accelerated
Core deposit intangible	1,000	10	accelerated
Internally developed software	1,000	3	straight-line
Total intangible assets	$14,000

Bargain Purchase Gain. The bargain purchase gain represents the excess of the preliminary estimated fair value of the underlying net tangible and intangible assets over the preliminary estimated merger consideration. The bargain purchase gain resulting from the Merger is a one-time positive income event that is not expected to be repeated in future periods. As noted above, the final amounts allocated to assets and liabilities could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. This may cause us to revise our estimates, which could result in the recognition of additional bargain purchase gain, or the recognition of less or no bargain purchase gain, in which case we may be required to record goodwill that would be subject to an ongoing impairment analysis.

4. Preliminary Unaudited Pro Forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position or operating results actually would have been had the Merger been completed at the date indicated, and includes adjustments that are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-Merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions, or other actions that may result from the Merger.

The following unaudited pro forma adjustments result from accounting for the Merger, including the determination of fair value of the assets, liabilities, and commitments which Hilltop, as the acquirer for accounting purposes, acquired from SWS. The descriptions related to these preliminary adjustments are as follows (in thousands).

Balance Sheet

A	Adjustments to cash:
	To reflect cash used to purchase outstanding shares of SWS	$(78,216)
	To reflect cash used to pay estimated transaction costs	(4,870)
		$(83,086)
B	Adjustment to held to maturity investments:
	To reflect estimated fair value at acquisition date	$243

C	Adjustment to non-covered loans, net:
	To reflect estimated fair value at acquisition date	$(34,857)

D	Adjustment to premises and equipment, net:
	To reflect estimated fair value at acquisition date	$(3,000)

E	Adjustments to other assets:
	To eliminate Hilltop historical investment in SWS	$(70,282)
	To reflect deferred tax asset changes resulting from pro forma adjustments, excluding reversal of SWS deferred tax asset valuation allowance	12,235
	To reflect reversal of existing SWS deferred tax asset valuation allowance at acquisition date	37,456
	To reflect current tax recoverable from estimated transaction costs	852
	To reflect deferred tax liability arising from identified intangible assets	(4,900)
	To reflect estimated fair value of other assets at acquisition date	(5,439)
		$(30,078)
F	Adjustment to goodwill:
	To eliminate SWS historical acquired goodwill	$(7,552)

G	Adjustment to other intangible assets, net:
	To reflect the identified intangibles associated with the Merger	$14,000

H	Adjustment to advances from Federal Home Loan Bank:
	To reflect estimated fair value at acquisition date	$3,225

I	Adjustments to notes payable:
	To reflect amortization of the remaining discount on notes payable held by SWS	$1,203
	To reflect the issuance of SWS common stock in exchange for foregiveness of SWS note payable held by Oak Hill	(12,500)
		$(11,297)
J	Adjustment to stock purchase warrant:
	To reflect the issuance of SWS common stock in exchange for foregiveness of SWS note payable held by Oak Hill	$(2,543)

K	Adjustment to other liabilities:
	To reflect estimated fair value at acquisition date	$110

L	Adjustments to common stock:
	To reflect the issuance of SWS common stock in exchange for SWS note payable and warrant held by Oak Hill	$217
	To eliminate SWS historical common stock, including common stock issued for SWS note payable and warrant held by Oak Hill	(5,069)
	To reflect the issuance of Hilltop common stock to SWS stockholders	101
		$(4,751)
M	Adjustments to additional paid-in capital:
	To reflect the issuance of SWS common stock in exchange for SWS note payable and warrant held by Oak Hill	$14,826
	To eliminate SWS historical additional paid-in capital, including common stock issued for SWS note payable and warrant held by Oak Hill	(444,126)
	To reflect the issuance of Hilltop common stock to SWS stockholders	200,387
		$(228,913)

N	Adjustment to accumulated other comprehensive loss:
	To eliminate SWS historical accumulated other comprehensive loss	$5,295

O	Adjustments to accumulated deficit:
	To eliminate SWS historical accumulated deficit	$16,958
	To reflect the bargain purchase gain associated with the Merger	80,326
	To reflect estimated transactions costs, net of tax	(4,018)
		$93,266
P	Adjustment to deferred compensation, net:
	To eliminate SWS historical deferred compensation, net	$(3,297)

Q	Adjustment to treasury stock:
	To eliminate SWS historical treasury stock	$4,575

Statement of Income

R	Adjustment to loan interest income:
	To reflect accretion of loan discounts resulting from loan fair value pro forma adjustment	$8,365

S	Adjustments to investment and other interest income:
	To reflect elimination of historical interest income from Hilltop investment in SWS	$(4,896)
	To reflect foregone interest resulting from pro forma cash adjustments	(63)
		$(4,959)
T	Adjustment to interest expense on notes payable:
	To reflect elimination of historical interest expense from Hilltop and Oak Hill notes payable in SWS	$(12,856)

U	Adjustments to other noninterest income:
	To reflect elimination of historical unrealized investment (gains) losses from Hilltop warrant, note and equity securities in SWS	$(5,985)

V	Adjustment to occupancy and equipment expense:
	To reflect reduction in depreciation expense resulting from premises and equipment pro forma adjustment	$(600)

W	Adjustments to other noninterest expense:
	To reflect elimination of historical unrealized losses from Hilltop and Oak Hill warrants in SWS	$(8,034)
	To reflect intangible amortization expense resulting from identified intangibles associated with the Merger	2,775
	To reflect elimination of historical transaction costs for Hilltop and SWS	(7,552)
		$(12,811)
X	Adjustment to income tax expense:
	To reflect the income tax effect of pro forma adjustments at Hilltop’s estimated combined statutory tax rate of 35%, excluding historical SWS pro forma adjustments	$10,386

The unaudited pro forma condensed combined statement of income excludes nonrecurring items resulting directly from the Merger and that do not have a continuing impact on results of operations. These items include estimated pre-tax income of $6.0 million as of December 31, 2014 associated with the recognition of gains on prior investment interests in SWS by Hilltop and pre-tax expenses of transaction-related costs of $7.6 million incurred by Hilltop and SWS as of December 31, 2014 and $1.6 million as of December 31, 2014 associated with the make-whole interest payment by SWS to Oak Hill.

5. Unaudited Preliminary Estimated Accretion/Amortization of Certain Purchase Accounting Adjustments

The following table sets forth an estimate of the expected effects, if not using the straight-line method, of the projected aggregate purchase accounting adjustments reflected in the unaudited pro forma condensed combined financial statements on the future income before income tax expense of Hilltop after giving effect to the Merger (in thousands).

	Accretion (Amortization)
	Year 1	Year 2	Year 3	Year 4	Year 5
Loans, including fees	$8,365	$6,002	$3,780	$2,056	$1,117
Other intangibles	(2,441)	(2,188)	(1,934)	(1,680)	(1,427)
Increase (decrease) in income before income tax expense	$5,924	$3,814	$1,846	$376	$(310)

The actual effect of purchase accounting adjustments on the future income before income tax expense of Hilltop may differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

6. Earnings per Common Share

Unaudited pro forma earnings per common share has been calculated using Hilltop’s historic weighted average common shares outstanding plus the common shares issued as a part of the Merger.

The following table sets forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2014 (in thousands, except per share data).

Basic earnings per share:
Pro forma combined net income	$103,668
Less: income applicable to participating shares	(482)
Pro forma combined net earnings available to Hilltop common stockholders	$103,186

Pro forma weighted average common shares outstanding - basic:
Historic Hilltop	89,710
Common shares issued to SWS common stockholders	10,050
Pro forma weighted average common shares outstanding - basic	99,760
Pro forma combined net earnings per common share - basic	$1.03

Diluted earnings per share:
Pro forma combined net income	$103,668

Pro forma weighted average common shares outstanding - basic	99,760
Effect of potentially dilutive securities	863
Pro forma weighted average common shares outstanding - diluted	100,623
Pro forma combined net earnings per common share - diluted	$1.03